Exhibit 99.1

InSite Vision Reports Third Quarter 2011 Financial Results

Alameda, Calif., October 27, 2011 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the third quarter ended September 30, 2011. Total revenues for the third quarter of 2011 were $6.6 million with net income of $1.5 million. InSite Vision had cash, cash equivalents and short-term investments of $29.3 million as of September 30, 2011, reflecting cash usage of $3.2 million in the quarter.

“In the third quarter we made steady progress in advancing our clinical-stage portfolio. We are on track to start enrolling patients in the Phase 3 DOUBle study of AzaSite Plus and DexaSite by the end of the year,” said Timothy Ruane, InSite’s Chief Executive Officer. “Most recently, we announced positive results from a head-to-head Phase 2 study comparing BromSite with ISTA’s Bromday which will inform and strengthen our late-stage clinical development plans. We also established a world-class scientific advisory board to maintain our track record of designing extremely high caliber and smart clinical trials as we bring forward new DuraSite-enabled products that address ophthalmic market needs.”

Corporate and Commercial Highlights

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AzaSite® (azithromycin ophthalmic solution) 1% royalties for the third quarter of 2011 increased to $6.3 million. Included in the AzaSite royalties for the third quarter is a $3.9 million minimum royalty true-up payment by Merck required under the companies’ commercial partnership agreement. Under the agreement, Merck was required to pay AzaSite royalties of at least $15 million for the fiscal year ended September 30, 2011. Merck has additional escalating minimum required royalty commitments for the fiscal years ending September 30, 2012 and 2013. AzaSite is marketed in the United States for the treatment of bacterial conjunctivitis.

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Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch & Lomb and their partner Pfizer for the treatment of bacterial conjunctivitis, saw significant increases in both prescription and revenue amounts compared to the third quarter 2010. InSite Vision recorded approximately $0.3 million of Besivance royalty revenue in the third quarter of 2011. Year to date, Besivance royalties were $0.7 million in 2011 compared to $0.4 million in the same period of the prior year.

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In July, InSite Vision completed an equity financing with net proceeds of approximately $20.4 million. The transaction was intended to fund clinical development for InSite’s three Phase 3 product candidates, AzaSite Plus™ and DexaSite™ for blepharitis and BromSite™ for post-surgical pain and inflammation, as well as ISV-101, InSite’s Phase 1/2 product candidate for dry eye.

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In September, InSite announced the selection of Quintiles as its contract research organization to manage the DOUBle Phase 3 clinical trial of AzaSite Plus and DexaSite for the treatment of blepharitis. The DOUBle (Dual Ophthalmic agents Used in

Blepharitis) study will seek to enroll approximately 900 patients suffering from moderate-to-severe blepharitis in a four-arm trial designed to evaluate both product candidates simultaneously. InSite Vision obtained a Special Protocol Assessment from the U.S. Food and Drug Administration in May 2011.

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In October, InSite announced positive top-line results from a Phase 2 pharmacokinetic study comparing the tissue penetration profile of InSite Vision’s BromSite (ISV-303; 0.075% bromfenac in DuraSite) with ISTA Pharmaceuticals’ Bromday™ (bromfenac ophthalmic solution) 0.09%. Study results showed that BromSite administered once-daily demonstrates more than twice the tissue penetration of Bromday.

•	InSite added two new members to its Board of Directors, Brian Levy, O.D., M.Sc., former Chief Medical Officer of Bausch & Lomb; and Craig Tooman, founder and principal of Stockbourne LLC.

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In September, InSite announced the formation of a Scientific Advisory Board (SAB) comprising of leaders in ophthalmic research, treatment and clinical drug development. The InSite SAB consists of Richard Lindstrom, M.D., Gary Foulks, M.D., Michael Lemp, M.D., and Kelly Nichols, O.D., M.P.H., Ph.D., with leadership from InSite’s Chief Medical Officer, Kamran Hosseini, M.D., Ph.D., and participation by Brian Levy, O.D., M.Sc., a member of InSite’s Board of Directors.

•	In September, JMP Securities initiated analyst coverage of InSite Vision.

Third Quarter 2011 Results Summary

Royalty revenues increased by $3.4 million to $6.6 million for the third quarter 2011 compared to $3.2 million in the third quarter 2010. Royalties from Merck for net sales of AzaSite included an additional $3.9 million minimum royalty true-up payment in the third quarter of 2011. The increase in royalties was driven by a required minimum royalty of $15 million for the fiscal year ended September 30, 2011. The royalties from net product sales of Besivance also increased to $0.3 million.

Research and development expenses for the third quarter 2011 were $1.9 million compared to $1.4 million in the third quarter 2010. The increase was primarily related to Phase 2 pharmacokinetic clinical study costs for BromSite and costs to prepare for the DOUBle AzaSite Plus/DexaSite Phase 3 clinical trial. General and administrative expenses for the third quarter 2011 were $1.7 million compared to $1.0 million in the third quarter 2010. The increase was primarily related to higher personnel-related costs due to an increase in headcount and higher legal expenses pertaining to patent litigation.

Net income for the third quarter 2011 was $1.5 million, or $0.01 per share, compared to a net loss of $2.3 million, or $0.02 per share, in the third quarter 2010. The net income was driven by the increase in royalty revenues and a $1.4 million gain in the change in fair value of warrants issued in July 2011, as part of the recent equity financing.

Conference Call Today

InSite Vision will host a conference call today beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss its third quarter results.

Analysts and investors can listen to the conference call by dialing 877-407-8035 for domestic callers and 201-689-8035 for international callers. A telephone replay will be available following the conclusion of the call by dialing 877-660-6853 for domestic callers and 201-612-7415 for international callers. All callers will need to enter the account number 286 and conference ID 381463.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is advancing new and superior ophthalmologic products for unmet eye care needs. The company’s product portfolio utilizes InSite Vision’s proven DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck, and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch & Lomb and co-promoted by Pfizer Inc. InSite Vision’s clinical-stage ophthalmic product pipeline includes AzaSite Plus™ (ISV-502) and DexaSite™ (ISV-305) for the treatment of eye infections, BromSite™ (ISV-303) for pain and inflammation associated with ocular surgery, and ISV-101 for the treatment of dry eye disease. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s clinical plans for its Phase 3 product candidates and Phase 1/2 product candidate and the timing thereof, InSite’s strategic plans; the benefits of and prospects for InSite’s product candidates, including the statements in the quote from our Chief Executive Officer set forth above. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to effectively design and conduct clinical trials for its product candidates and the results and timing thereof; InSite’s reliance on third parties for the commercialization of its products including Merck, Bausch & Lomb and Pfizer; the ability of InSite to enter into and maintain corporate collaborations for its product candidates; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same, InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials and acquire materials used in its clinical trials; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and Investor inquiries

BCC Partners

Michelle Corral

415.794.8662

Karen L. Bergman

650.575.1509

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2011 and 2010

(in thousands, except per share amounts; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues	$6,613	$3,235	$12,792	$7,987

Expenses:
Research and development	1,898	1,398	4,468	3,581
General and administrative	1,677	992	4,429	3,195
Cost of revenues, principally royalties to third parties	343	625	1,288	1,264

Total expenses	3,918	3,015	10,185	8,040

Income (loss) from operations	2,695	220	2,607	(53)
Interest expense and other, net	(2,547)	(2,565)	(7,672)	(7,681)
Change in fair value of warrant liability	1,363		1,363

Net income (loss)	$1,511	$(2,345)	$(3,702)	$(7,734)

Net income (loss) per share:
Basic	$0.01	$(0.02)	$(0.04)	$(0.08)

Diluted	$0.01	$(0.02)	$(0.04)	$(0.08)

Weighted average shares used in per-share calculation:
Basic	124,968	94,769	104,982	94,762

Diluted	126,726	94,769	104,982	94,762

Condensed Consolidated Balance Sheets

At September 30, 2011 and December 31, 2010

(in thousands; unaudited)

	September 30, 2011	December 31, 2010
Assets:
Cash, cash equivalents and short-term investments	$29,329	$16,468
Receivables, prepaid expenses and other current assets	6,847	3,367
Property and equipment, net	320	247
Debt issuance costs, net	3,191	3,504

Total assets	$39,687	$23,586

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$2,763	$2,355
Accrued interest	3,316	3,376
Non-recourse secured notes payable, current	1,442
Deferred revenue	75	75
Warrant liability	4,993
Long-term secured notes payable	58,558	60,000
Stockholders’ deficit	(31,460)	(42,220)

Total liabilities and stockholders’ deficit	$39,687	$23,586